Exhibit 99.1

PQ Corporation Prices Tender Offer for
Any and All of Its 7½% Senior Subordinated Notes Due 2013; Extends Expiration Date

BERWYN, PA — July 11, 2007 — PQ Corporation (the “Company”) today announced the pricing terms and extended the expiration date of the previously announced offer to purchase for cash (the “Tender Offer”) any and all of its $275.0 million in aggregate principal amount of its 7½% Senior Subordinated Notes due 2013 (the “Notes”), which, along with the related consent solicitation (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”), are being conducted pursuant to the terms of and subject to the conditions in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent, each dated June 26, 2007 (the “Offer to Purchase”).

The total consideration for each $1,000 principal amount of the Notes (the “Total Consideration”), which will be payable in respect of the Notes that are accepted for payment and that were validly tendered on or prior to 5:00 p.m., New York City time, on July 10, 2007 (the “Consent Payment Deadline”), will be $1,064.82 per $1,000 principal amount of the Notes.  The “Tender Offer Consideration” is the Total Consideration minus a $30.00 consent fee (the “Consent Fee”).  The Total Consideration was determined as of 2:00 p.m., New York City time, on July 10, 2007, and is equal to, for each $1,000 principal amount of Notes, (i) the sum of the present value on July 30, 2007 (the “Payment Date”) of (a) $1,037.50 (the amount payable on February 15, 2009, which is the date the Notes first become callable (the “First Call Date”)), plus (b) the interest that would be payable on, or accrue from, February 15, 2007, the most recent interest payment date, until the First Call Date, in each case, determined on the basis of a yield to the First Call Date equal to the sum of (x) the bid-side yield on the 3% U.S. Treasury Note due February 15, 2009, which was 4.923% as of 2:00 p.m., New York City time, on July 10, 2007, plus (y) a fixed spread of 50 basis points, minus (ii) accrued and unpaid interest from February 15, 2007 to, but not including, the Payment Date.  The Consent Fee of $30.00 per $1,000 principal amount of Notes is included in the calculation of the Total Consideration and is not in addition to the Total Consideration.

The scheduled payment date for the Notes tendered on or prior to the Consent Payment Deadline is July 30, 2007, the Payment Date, subject to the terms of and conditions in the Offer to Purchase.  In addition to the Total Consideration, such tendering holders will receive accrued and unpaid interest up to, but not including, the Payment Date, in the amount of $34.38 for each $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline pursuant to the Tender Offer.

As of 5:00 p.m., New York City time, on July 10, 2007, the Company had received consents and tenders for approximately 99% of the aggregate principal amount of the Notes.  The Tender Offer was originally scheduled to expire at Midnight, New York City time, on July 24, 2007, but now has been extended to 5:00 p.m., New York City time, on Friday, July 27, 2007, unless extended (the “Expiration Time”).  Holders who validly tender their Notes after the Consent Payment Deadline and on or prior to the Expiration Time will receive only the Tender Offer Consideration plus accrued and unpaid interest up to, but not including, the Payment Date.  Payments for Notes tendered after the Consent Payment Deadline but prior to the Expiration Time will be made promptly after the Expiration Time.

In connection with the Consent Solicitation, the Company has received the requisite consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain other provisions.  Upon the satisfaction or waiver of the remaining conditions set forth in the Offer to Purchase, the Company intends to accept the Notes for purchase and payment pursuant to the Offer.

None of the representatives or employees of the Company, the Dealer Manager or the Information Agent makes any recommendations as to whether or not holders should tender their Notes pursuant to the Tender Offer and no one has been authorized by any of them to make such recommendations.  Holders must make their own decisions as to whether to tender their Notes and, if so, as to the principal amount of such Notes to tender.

The Offer is being made solely by the Offer to Purchase. This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes and is neither an offer to purchase nor a solicitation of an offer to sell the Notes.

Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at (212) 430-3774 or (866) 470-3800.

UBS Securities LLC is acting as Dealer Manager for the Offer. Questions regarding the Offer may be directed to UBS Securities LLC at 888-722-9555 ext. 4210.

PQ Corporation is a leading producer of specialty inorganic chemicals, catalysts and engineered glass materials.  The Company conducts operations through three principal businesses: the Performance Chemicals division, which develops, manufactures and distributes sodium silicate and related high performance silicate-based specialty chemicals, the Catalysts division, which manufactures high performance catalytic zeolites and zeolite-based catalysts and polyolefin catalysts, and the Potters division, which manufactures highly engineered solid and hollow glass spheres used in highway safety and other specialty applications.  The Company’s products are used in a variety of predominantly niche applications in a diverse range of industrial, consumer and municipal end-markets.  The Company operates 60 manufacturing sites in 19 countries on five continents and has one of the most comprehensive global manufacturing and distribution networks serving customers in the Company’s end-markets.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Offer.  These forward-looking statements generally can be identified by the context of the statement or the use of words such as the Company or its management “believe,” “anticipate,” “intend,” “expect,” “plan,” or words of similar meaning.  These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the United States Securities and Exchange Commission.